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Exhibit 23.1

[LETTERHEAD OF KPMG]

The Board of Directors
Guitar Center, Inc.:

We consent to incorporation by reference in the registration statements (Nos. 333-88677, 333-88675, 333-26257, 333-39364, 333-62608, 333-62610, 333-62732, and 333-65220) on Form S-8 and S-3 of Guitar Center, Inc. of our report dated February 7, 2002, relating to the consolidated balance sheets of Guitar Center, Inc. and subsidiaries as of December 31, 2000 and 2001 and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2001 and related schedule, which report appears in the December 31, 2001 annual report on Form 10-K of Guitar Center, Inc.

                      KPMG LLP

Los Angeles, California
March 27, 2002

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  Exhibit 23.1